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                                                                   EXHIBIT 10.12


                   EMPLOYMENT AGREEMENT WITH TODD C. JACKSON



March 19, 1997


Mr. Todd C. Jackson
720 Steiner Street
San Francisco CA 94117


Dear Mr. Jackson:

Following are the basic deal points of the offer of employment to you from TEAM Entertainment Group ("TEAM"):

1.  Start Date: May 19, 1997.

2.  Initial Term: Two (2) years, through May 18, 1999

3. Second Term: At TEAM's option, May 19, 1999 through May 18, 2000. Such option will be exercised by TEAM no less than 120 days prior to the end of the Initial Term.

4.  Title: Senior Vice President, Domestic and International Sales

5. Duties and Responsibilities: To include acquisition, sales and packaging of internally produced and acquired product, running the day to day operations of the division, traffic and conventions. You will report to Mr. Levin and the board of directors. You will be provided with a shared assistant and a director of sales, currently Lisa Veatch.

6. Compensation: (a) May 19, 1997 to May 18, 1998, salary payable at the rate of $175,000 per year, in weekly installments on the Company's usual payroll schedule.

(b) May 19, 1998 to May 18, 1999, salary payable at the rate of $200,000 per year, in weekly installments on the Company's usual payroll schedule.

(c) In the event that TEAM elects to exercise its option for a third year, May 19, 1999 to May 18, 2000, salary payable at the rate of $225,000 per year, in weekly installments on the Company's usual payroll schedule.

(d) You will also receive a minimum guaranteed bonus at the rate of $25,000 per year ($2083.33 per month), or pro rata for portion employed thereof, such bonus to be applicable against all sales commissions earned as set forth below. This advance will further be carried over, and recoupable, from year to year of employment. By way of example only, if by December 31, 1997, you have earned a sales commission of $10,000, the difference of the 1997 minimum bonus (7/12 of $25,000, or $14583.33) would be $4583.33, payable with the


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Mr. Todd Jackson
March 19, 1997
Page 2

commission payment. This $4583.33 would be carried over into the next year, wherein you would still receive the minimum bonus, but in order to receive any additional bonus, you would have to earn commission in excess of $29,583.33.

7. TEAM will further pay a yearly expense fee not to exceed $10,000 per year (i.e. up to $834 per month) for preapproved expenses. This expense fee shall be applicable against commissions earned as set forth below. Any additional preapproved expenses shall be reimbursed for travel to conventions, sales trips etc. All international and transcontinental travel will be business class. Pre-approved expenses will be reimbursed within the normal payables cycle, not to exceed 30 days;

8. Commission Structure: Commission will be payable as a bonus at the end of each calendar year (i.e. December 31) payable within 45 days after the end of each calendar year, earned at the following rates;

        i) two and a half percent (2 1/2%) of the first two million dollars of the sales divisions pre-tax profits;

        ii) four percent (4%) of the next two million dollars of the sales divisions pre-tax profits;

        iii) five percent (5%) of the sales divisions pre-tax profits for all profits exceeding four million dollars.

    a) Pre-tax profits will be calculated as follows; on internally produced product an imputed distribution fee of thirty percent (30%), and a cost cap of five percent (5%) of gross sales; on acquired and other product, the fee's and costs will be as negotiated on each such product; less, the costs of the division (including salaries, trade-shows, expenses etc. and other costs of sales)

9. Vacations: You will accrue two (2) weeks for the first year; three (3) weeks for the second year; and four (4) weeks for all subsequent years.

10. Benefits: You will receive health insurance as it is provided to other employees, commencing ninety (90) days after start of employment.

11. Exclusivity: You will be full time and exclusive to TEAM during the term of employment and it has been agreed that you will perform as is reasonably necessary, at TEAM's Los Angeles office. It is acknowledged that you will continue with non-exclusive consultancy arrangements with Kinnevik Media Properties Limited and Bill Graham Presents Inc. and with Cable Network Services Inc., none of which shall interfere with your otherwise exclusive services to TEAM.

12. Proprietary Information and Confidentiality: It is agreed that all proprietary information, trade secrets and internal operations of TEAM, including but not limited to the terms and conditions of this agreement, shall remain confidential, except as the necessity arises to have this


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Mr. Todd Jackson
March 19, 1997
Page 3

agreement reviewed by attorneys, accountants or other professionals in the ordinary and usual course of business. This confidentiality provision will survive the term of employment.

13. Out Clause/Stock Options: It has been agreed that if TEAM does not implement the anticipated Initial Public Offering (IPO) by September 19, 1997 then you will thereafter have the right to terminate this agreement with sixty
(60) days advance written notice. You will receive ten thousand (10,000) stock option shares per year of employment, such options to vest after each year, pursuant to the terms of the existing employee stock option plan.

Please review the above and indicate your acceptance thereof by signing, dating, and returning a copy of this letter. We will thereafter prepare a more formal employment agreement for signature. Thank you.

Sincerely,



  /s/ Eric S. Elias
------------------------------------
Eric S. Elias
Business Affairs

Agreed to and accepted:



  /s/ Todd C. Jackson                  Date:  3/21/97
------------------------------------        ------------
      Todd C. Jackson



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                AMENDMENT TO THE AGREEMENT WITH TODD C. JACKSON



October 4, 1997

Mr. Todd C. Jackson
720 Steiner Street
San Francisco CA 94117

Dear Mr. Jackson:

This is to confirm the following change to your employment agreement dated March 19, 1997.

Paragraph 6 is now amended to read as follows:

6. Compensation: (a) May 19, 1997 to May 18, 1998, salary payable at the rate of $100,000 per year, in weekly installments on the Company's usual payroll schedule, plus a performance bonus of up to $75,000 per year, payable in weekly installments, along with your base salary.

(b) May 19, 1998 to May 18, 1999, salary payable at the rate of $200,000 per year, in weekly installments on the Company's usual payroll schedule.

(c) In the event that TEAM elects to exercise its option for a third year, May 19, 1999 to May 18, 2000, salary payable at the rate of $225,000 per year, in weekly installments on the Company's usual payroll schedule.

(d) You will also receive a minimum guaranteed bonus at the rate of $25,000 per year ($2083.33 per month), or pro rata for portion employed thereof, such bonus to be applicable against all sales commissions earned as set forth below. This advance will further be carried over, and recoupable, from year to year of employment. By way of example only, if by December 31, 1997, you have earned a sales commission of $10,000, the difference of the 1997 minimum bonus (7/12 of $25,000, or $14583.33) would be $4583.33, payable with the commission payment. This $4583.33 would be carried over into the next year, wherein you would still receive the minimum bonus, but in order to receive any additional bonus, you would have to earn commission in excess of $29,583.33.

All other terms and conditions will remain the same. Please indicate your understanding and acceptance of the above by signing and returning a copy of this letter amendment as soon as possible.
Thank you.

Sincerely,


Eric S. Elias
Business Affairs

Agreed to and accepted:

____________________________________   Date:____________
        Todd C. Jackson